PRESS RELEASE

        Bourbon Bancshares, Inc. to Acquire Kentucky First Bancorp, Inc.
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PARIS, KENTUCKY (July 8, 2003) - Bourbon Bancshares, Inc. (OTC BB: BBON), Paris,
Kentucky,  and Kentucky First Bancorp,  Inc. (AMEX: KYF),  Cynthiana,  Kentucky,
announced  today the execution of a definitive  agreement  providing for Bourbon
Bancshares'   acquisition  of  Kentucky  First  Bancorp  and  its   wholly-owned
subsidiary, First Federal Savings Bank.

The transaction, approved by directors of both companies, provides for Bourbon Bancshares to pay Kentucky First Bancorp stockholders $23.25 in cash per share of common stock. The transaction is expected to close in the fourth quarter of 2003, subject to regulatory approvals and the approval of the stockholders of Kentucky First Bancorp. "Along with our Harrison County board, whose members include Gerald Whalen, Joel Techau, Bruce Florence and Brad Marshall, we are very excited about the opportunity to serve a larger portion of Harrison County," stated Buck Woodford, Chief Executive Officer of Bourbon Bancshares. "We are particularly pleased to be joining forces with such an outstanding organization like First Federal Savings Bank of Cynthiana."

"The affiliation with Kentucky Bank and their holding company Bourbon Bancshares is an excellent opportunity for our customers, employees and shareholders and for the Cynthiana community. Bourbon Bancshares has a solid record of strong community commitment and excellent personal service," said Betty Long, President and Chief Executive Officer of Kentucky First Bancorp. "In return for affiliating with Bourbon Bancshares, we believe our shareholders are receiving significant value."

Following the closing of this merger transaction, on a pro forma basis using March 31, 2003 data, Bourbon Bancshares will have $485 million in total assets, $368 million in total deposits and $45 million in total shareholders equity, with approximately 13 banking offices.

Bourbon Bancshares was advised by Professional Bank Services, Inc. and Frost Brown Todd LLC. Kentucky First Bancorp was advised by Trident Securities, a division of McDonald Investments, Inc., and Stradley Ronon Stevens & Young, LLP.

Bourbon Bancshares is a financial services holding company and is the parent of Kentucky Bank, a Kentucky state chartered commercial bank and trust company. Kentucky Bank has its main office in Paris, with additional offices in Paris, North Middletown, Winchester, Georgetown, Versailles, Nicholasville, Wilmore and Cynthiana, Kentucky. As of March 31, 2003, Bourbon Bancshares reported total assets of $409.5 million, total liabilities of $364.2 million, including deposits of $314.7 million, and shareholders equity of $44.8 million.

Kentucky First Bancorp is the parent of First Federal Savings Bank, a federal savings bank. First Federal has served the Cynthiana area since 1888 and currently has two office locations in Cynthiana. As of March 31, 2003, Kentucky First Bancorp reported total assets of $75.8 million, total liabilities of $62.8 million, including deposits of $53.8 million, and shareholders equity of $13.1 million.
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Shareholders of Kentucky First Bancorp and other investors are urged to read the proxy statement to be filed by Kentucky First Bancorp with the U.S. Securities and Exchange Commission ("SEC") in connection with the proposed acquisition. The proxy statement will contain important information about Bourbon Bancshares, Kentucky First Bancorp and the acquisition. Certain officers and directors of Kentucky First Bancorp will be soliciting proxies from shareholders of Kentucky First Bancorp in favor of the acquisition. A description of their direct and indirect interests in the acquisition, such as their stock ownership in Kentucky First Bancorp, will be included in the proxy statement. The directors and officers of Kentucky First Bancorp who will be soliciting proxies are Betty J. Long, Kevin R. Tolle, Robbie G. Cox, William D. Morris, Charles S. Brunker, Luther O. Beckett, Diane E. Ritchie, John Swinford, Milton G. Rees, and Wilbur
H. Wilson. After it is filed with the SEC, the proxy statement will be available for free, both on the SEC's web site (www.sec.gov) and from Kentucky First Bancorp from Betty J. Long at the address set forth below. Bourbon Bancshares and Kentucky First Bancorp also file annual, quarterly and special reports, proxy statements and other information with the SEC. Investors may read and copy any reports, statements or other information filed by each company on the SEC's web site at www.sec.gov or at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Other than historical information set forth herein, this announcement may contain forward-looking statements with respect to the financial condition, results of operations and business of Bourbon Bancshares following the consummation of the merger that involve risks and uncertainties. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: economic conditions (both generally and more specifically in the markets in which Bourbon Bancshares and Kentucky First Bancorp and their respective banks operate); competition for customers from other providers of financial and mortgage services; government legislation and regulation (which change from time to time and over which Bourbon Bancshares has no control); changes in interest rates (both generally and more specifically mortgage interest rates); material unforeseen changes in liquidity, results of operations, or financial condition of customers; and other risks detailed in Bourbon Bancshares filings with the SEC, all of which are difficult to predict and many of which are beyond the control of Bourbon Bancshares. Bourbon Bancshares undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

                           Buckner Woodford IV
                           Bourbon Bancshares, Inc.
                           4th & Main Streets
                           P. O. Box 157
                           Paris, Kentucky  40362
                           (859) 987-1795

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                           Betty J. Long
                           Kentucky First Bancorp, Inc.
                           308 North Main Street
                           P. O. Box 368
                           Cynthiana, Kentucky  41031
                           (859) 234-1440

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